Filed Pursuant to Rule 424(b)(3)

Registration No. 333-268607

PROSPECTUS SUPPLEMENT NO. 10

(to Prospectus dated March 17, 2023)

Scilex Holding Company

Up to 28,078,672 Shares of Common Stock

This prospectus supplement supplements the prospectus dated March 17, 2023 (the “Prospectus”), which forms a part of our registration statement on Form S-1 (No. 333-268607) for which Post-Effective Amendment No. 1 was filed with the Securities and Exchange Commission on March 13, 2023 and declared effective by the Securities and Exchange Commission on March 17, 2023. This prospectus supplement is being filed to update and supplement the information in the Prospectus with the information contained in our Current Report on Form 8-K, filed with the Securities and Exchange Commission on September 13, 2023 (the “Current Report”). Accordingly, we have attached the Current Report to this prospectus supplement.

The Prospectus and this prospectus supplement relate to the resale from time to time of up to 28,078,672 shares of our common stock, par value $0.0001 per share (the “Common Stock”), by YA II PN, Ltd., a Cayman Islands exempt limited partnership (the “Selling Securityholder”). The shares included in the Prospectus and this prospectus supplement consist of shares of Common Stock that we have issued or that we may, in our discretion, elect to issue and sell to the Selling Securityholder, from time to time, pursuant to a standby equity purchase agreement we entered into with the Selling Securityholder on November 17, 2022, as amended and restated on February 8, 2023 (the “A&R Yorkville Purchase Agreement”), in which the Selling Securityholder has committed to purchase from us, at our direction, up to $500,000,000 of our Common Stock, subject to terms and conditions specified in the A&R Yorkville Purchase Agreement.

Our Common Stock is listed on the Nasdaq Capital Market under the symbol “SCLX”. On September 12, 2023, the last reported sales price per share of our Common Stock was $2.44.

This prospectus supplement updates and supplements the information in the Prospectus and is not complete without, and may not be delivered or utilized except in combination with, the Prospectus, including any amendments or supplements thereto. This prospectus supplement should be read in conjunction with the Prospectus and if there is any inconsistency between the information in the Prospectus and this prospectus supplement, you should rely on the information in this prospectus supplement.

See the section entitled “Risk Factors” beginning on page 15 of the Prospectus as well as risks and uncertainties described under similar headings in any amendments or supplements to the Prospectus to read about factors you should consider before buying our securities.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus supplement or the Prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus supplement is September 13, 2023

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d)

OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): September 11, 2023

SCILEX HOLDING COMPANY

(Exact name of registrant as specified in its charter)

Delaware	001-39852	92-1062542
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

960 San Antonio Road, Palo Alto, California, 94303

(Address of principal executive offices, including zip code)

Registrant’s telephone number, including area code: (650) 516-4310

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common stock, par value $0.0001 per share	SCLX	The Nasdaq Stock Market LLC
Warrants to purchase one share of common stock, each at an exercise price of $11.50 per share	SCLXW	The Nasdaq Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company  ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☒

Item 8.01.	Other Events.

Background

As previously disclosed by Scilex Holding Company (the “Company”), on February 13, 2023, Sorrento Therapeutics, Inc. (“Sorrento”), the Company’s controlling stockholder, and its wholly-owned direct subsidiary, Scintilla Pharmaceuticals, Inc. (together with Sorrento, the “Debtors”), commenced voluntary proceedings under Chapter 11 of the United States Bankruptcy Code (the “Bankruptcy Code”) in the United States Bankruptcy Court for the Southern District of Texas (the “Bankruptcy Court”). The Debtors’ Chapter 11 proceedings are jointly administered under the caption In re Sorrento Therapeutics, Inc., et al., Case Number 23-90085 (DRJ) (the “Chapter 11 Cases”).

As previously disclosed by the Company, on July 5, 2023, the Debtors executed, and the Bankruptcy Court entered an interim order (the “Interim DIP Order”) approving, that certain Debtor-in-Possession Term Loan Facility Summary of Terms and Conditions with the Company, pursuant to which the Company provided the Debtors with a non-amortizing super-priority junior secured term loan facility (the “Junior DIP Facility”) in an aggregate principal amount not to exceed the sum of (i) $20,000,000 (the “Base Amount”), plus (ii) the amount of the commitment fee and the funding fee, each equal to 1% of the Base Amount, plus (iii) the amount of the DIP Lender Holdback (as defined in the Interim DIP Order). The Bankruptcy Court entered a final order approving the Junior DIP Facility on July 27, 2023. After a hearing before the Bankruptcy Court on August 7, 2023, the Bankruptcy Court approved (and Oramed Pharmaceuticals Inc. (“Oramed”) had previously agreed), pursuant to definitive financing documentation entered into on August 9, 2023, to provide a non-amortizing super-priority senior secured debtor-in-possession term loan facility (the “Senior DIP Facility”) in an aggregate principal amount of $100,000,000, which amount was subsequently drawn in full by the Debtors.

Also as previously disclosed by the Company, in connection with the Chapter 11 Cases, Sorrento entered into that certain Stock Purchase Agreement, dated August 7, 2023 (as amended by that certain First Amendment to Stock Purchase Agreement, dated August 9, 2023, and that certain Second Amendment to Stock Purchase Agreement, dated August 21, 2023, the “Oramed SPA”), with Oramed, pursuant to which Oramed agreed to buy, and Sorrento agreed to sell for a purchase price of $105 million (which purchase price consisted of a credit bid on a dollar-for-dollar basis in respect of the full amount of outstanding obligations under the Senior DIP Facility as of the closing date of the sale, with the remaining balance to be paid in cash to Sorrento), following the conclusion of the auction that commenced on August 14, 2023 (the “Auction”), the following: (A) 59,726,737 shares of the common stock of the Company (the “Scilex Common Shares”); (B) 29,057,096 shares of Series A preferred stock of the Company (the “Scilex Preferred Shares”); and (C) warrants exercisable for 2,245,309 Scilex Common Shares.

As previously disclosed by Sorrento, following the conclusion of the Auction, on August 17, 2023, Sorrento filed a Notice of (I) Successful Bidder and Successful Bid, (II) Reset of Sale Hearing, and (III) Sale Objection Deadline announcing Oramed as the successful bidder in the Auction. On August 25, 2023, the Bankruptcy Court held a hearing to consider approval of the transactions contemplated by the Oramed SPA. The Bankruptcy Court approved such transactions on the record at the hearing and in an order entered on August 30, 2023 (the “Oramed Sale Order”). Thereafter, Sorrento and Oramed continued discussions and negotiations relating to the sale contemplated under the Oramed SPA; however, such sale has not yet closed as of the date of this Current Report on Form 8-K.

The Scilex Term Sheets

On September 11, 2023, the Company, Oramed and Sorrento executed non-binding term sheets relating to, among other things, the Securities Transfer (as defined below) (the “Securities Transfer Term Sheet”) (which the official committee of unsecured creditors and the official committee of equity security holders in the Chapter 11 Cases have each signed as “Consenting Parties” thereto) and the Note (as defined below) (the “Note Term Sheet” and together with the Securities Transfer Term Sheet, the “Scilex Term Sheets”). The Scilex Term Sheets are subject to entry into definitive documentation relating thereto. The transactions contemplated by the Scilex Term Sheets are expected to close on or about September 19, 2023.

2

Pursuant to the Securities Transfer Term Sheet, the parties to the Securities Transfer Term Sheet agreed that the Company would be declared the new successful bidder and would acquire all of the Scilex Common Shares owned by Sorrento (other than Scilex Common Shares held in abeyance by Sorrento on behalf of certain warrantholders of Sorrento) (the “Common Transfer Shares”), (ii) all of the Scilex Preferred Shares owned by Sorrento (the “Preferred Transfer Shares”) and (iii) all of the warrants for the purchase of shares of Scilex common stock owned by Sorrento (the “Transfer Warrants”, and together with the Common Transfer Shares and the Preferred Transfer Shares, the “Transfer Securities”) (collectively, the “Securities Transfer”) for aggregate consideration consisting of: (i) $110 million, to be paid as follows: (x) an advance payment of $5 million in cash to be paid within two business days after entry of the final order approving the Scilex Term Sheets (which order was entered on September 12, 2023), (y) $100 million on the closing of the Securities Transfer (either payable in cash through Option 1 or pursuant to the Senior DIP Assumption through Option 2 (each as defined below)), and (z) $5 million in cash to be paid upon the closing of the Securities Transfer; plus (ii) the assumption by the Company of certain obligations of Sorrento to Paul Hastings LLP for legal fees and expenses in the amount of approximately $12.25 million; plus (iii) a credit bid of all amounts owed to the Company under the Junior DIP Facility. Such Securities Transfer will be consummated through one of two options: (A) Hudson Bay Capital Management LP (“Hudson Bay”) funds $115 million to the Company in connection with certain definitive documentation between the Company and Hudson Bay relating thereto (“Option 1”); or (B) if Hudson Bay fails to timely provide such funding pursuant to its commitment, the Company will assume (the “Senior DIP Assumption”) the Debtors’ obligations under the $100 million Senior DIP Facility (“Option 2”).

Additionally, each of Oramed and Sorrento irrevocably waived any failure to satisfy a closing condition and any termination event or right of termination set forth in the Oramed SPA to the extent such failure directly results solely from certain permitted debt financings or the use of the Standby Equity Purchase Agreement entered into between the Company and YA II PN, Ltd., dated November 17, 2022, as amended by an Amended and Restated Standby Equity Purchase Agreement, dated February 8, 2023 and/or the Standby Equity Purchase Agreement, dated January 8, 2023, between the Company and B. Riley Principal Capital II (collectively, the “ELOC Waiver”).

The definitive documents relating to the Securities Transfer are also expected to contain the following releases: (i) upon the closing of any Securities Transfer (under either Option 1 or Option 2), a mutual release between Oramed (on the one hand) and the Debtors and the Company (on the other hand) in connection with all matters related to the Oramed SPA and the Chapter 11 Cases; (ii) if the Securities Transfer is consummated through Option 1, a mutual release between the Debtors and the Company (and related parties) relating to the negotiation of the Securities Transfer or as a result of the Securities Transfer; and (iii) if the Securities Transfer is consummated through Option 2, (A) a mutual release between Oramed (on the one hand) and the Debtors and the Company (on the other hand) of all claims, other than the Company’s obligations under the transaction documents and (B) a mutual release between the Debtors and the Company (and their respective related parties) relating to the negotiation of the Securities Transfer or as a result of the Securities Transfer.

In the event the Senior DIP Assumption occurs, the Note Term Sheet provides that, among other things, in exchange for the Senior DIP Assumption, the Company will issue a senior secured note to Oramed in an amount equal to the unpaid principal and accrued and unpaid interest under the Senior DIP Facility (as noted above, the original aggregate principal amount of such facility is $100,000,000), secured by a senior lien on substantially all of the Company’s assets, subject to certain exclusions as set forth in the Note Term Sheet (the “Note”). The Note will mature on the 18-month anniversary of the closing of the transactions contemplated by the Scilex Term Sheets and will bear interest at a per annum rate equal to the Secured Overnight Financing Rate (“SOFR”) plus 8.5%, which will be payable in-kind, by being capitalized and added to the principal amount of the Note, on a monthly basis. The Note Term Sheet also provides that, among other things, the Company will issue to Oramed warrants to purchase an aggregate of 13.0 million Scilex Common Shares at an exercise price of $0.01 per share, transfer to Oramed warrants to purchase 4.0 million shares of Scilex Common Shares out of the Transfer Warrants repurchased from Sorrento, which have an exercise price of $11.50 per share, grant certain registration rights with respect to the warrants that Oramed will receive, grant certain board observer rights to Oramed and reimburse Oramed for costs and expenses not to exceed $2.91 million. After a hearing before the Bankruptcy Court on September 12, 2023, the Bankruptcy Court entered a final order (the “Final Order”) approving the Scilex Term Sheets. In connection therewith, the Bankruptcy Court also ordered (i) the Oramed SPA to be conditionally terminated and the Oramed Sale Order conditionally vacated, effective upon closing the Securities Transfer to the Company, and (ii) the restrictions on certain transfers of Scilex Common Shares set forth in the Court’s Order Extending the Application of the Automatic Stay to Continue the Restricted Trading Period for Shares of Scilex Stock Distributed to the Debtors’ Shareholders to be extended from September 1, 2023 to March 31, 2024.

3

The foregoing summaries of the Scilex Term Sheets are qualified in their entirety by reference to the full text of such term sheets. A copy of the Securities Transfer Term Sheet and the Note Term Sheet are attached to this Current Report on Form 8-K as Exhibit 99.1 and Exhibit 99.2, respectively, and incorporated by reference herein.

Additional information about the Chapter 11 Cases, including access to copies of the Final Order, the Scilex Term Sheets, and other documents filed with the Bankruptcy Court, is available online at https://cases.stretto.com/sorrento, a website administered by Stretto, a third-party bankruptcy claims and noticing agent. The information on that website is not incorporated by reference into, and does not constitute part of, this Current Report on Form 8-K.

On September 13, 2023, the Company issued a press release announcing the execution of the Scilex Term Sheets and the entry by the Bankruptcy Court of the Final Order. A copy of the press release is attached to this Current Report on Form 8-K as Exhibit 99.3 and incorporated by reference herein.

Cautionary Statement Concerning Forward-Looking Statements

This Current Report on Form 8-K includes certain statements that are not historical facts but are forward-looking statements for purposes of the safe harbor provisions under the United States Private Securities Litigation Reform Act of 1995. Forward-looking statements generally are accompanied by words such as “believe,” “may,” “will,” “estimate,” “continue,” “anticipate,” “intend,” “expect,” “should,” “would,” “plan,” “predict,” “potential,” “seem,” “seek,” “future,” “outlook,” and similar expressions that predict or indicate future events or trends or that are not statements of historical matters. These forward-looking statements include, but are not limited to, statements regarding the consummation of the Securities Transfer and the other transactions contemplated by the Scilex Term Sheets. The Company’s actual results or outcomes and the timing of certain events may differ significantly from those discussed in any forward-looking statements. These statements are based on various assumptions and on the current expectations of the Company’s management and are not predictions of actual performance. These forward-looking statements are provided for illustrative purposes only and are not intended to serve as, and must not be relied on by any investor as, a guarantee, an assurance, a prediction or a definitive statement of fact or probability.

Actual events and circumstances are difficult or impossible to predict and will differ from assumptions. Many actual events and circumstances are beyond the control of the Company. These forward-looking statements are subject to a number of risks and uncertainties, including risks associated with the Company’s ability to execute definitive documents in respect of and to close the transactions contemplated by the Scilex Term Sheets, in a timely manner or at all; the failure to satisfy conditions to completion of the transactions contemplated by the Scilex Term Sheets, including receipt of required approvals, or the failure to close such transactions for any other reason; the occurrence of any event, change or other circumstances that could give rise to the termination of the transactions contemplated by the Scilex Term Sheets or the definitive documentation relating thereto; and those factors discussed in the Company’s Annual Report on Form 10-K for the year ended December 31, 2022 and subsequent Quarterly Reports on Form 10-Q filed with the SEC in each case under the heading “Risk Factors,” and other documents of the Company filed, or to be filed, with the SEC. If the risks materialize or assumptions prove incorrect, actual results could differ materially from the results implied by these forward-looking statements. There may be additional risks that the Company presently does not know or that the Company currently believes are immaterial that could also cause actual results to differ from those contained in the forward-looking statements. In addition, forward-looking statements reflect the Company’s expectations, plans or forecasts of future events and views as of the date of this document. The Company anticipates that subsequent events and developments will cause its assessments to change. However, while the Company may elect to update these forward-looking statements at some point in the future, the Company specifically disclaims any obligation to do so. These forward-looking statements should not be relied upon as representing the Company’s assessments as of any date subsequent to the date of this document. Accordingly, undue reliance should not be placed upon the forward-looking statements.

4

Item 9.01.	Financial Statements and Exhibits.

(d) Exhibits.

Exhibit Number	Description

99.1	Term Sheet, Dated September 11, 2023 among Scilex Holding Company, Sorrento Therapeutics, Inc. and Oramed Pharmaceuticals Inc. relating to the Securities Transfer (as defined above).

99.2	Term Sheet, Dated September 11, 2023 among Scilex Holding Company, Sorrento Therapeutics, Inc. and Oramed Pharmaceuticals Inc. relating to the Note (as defined above).

99.3	Press Release, dated September 13, 2023.

104	Cover Page Interactive Data File, formatted in Inline Extensible Business Reporting Language (iXBRL).

5

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SCILEX HOLDING COMPANY

By:	/s/ Jaisim Shah
Name:	Jaisim Shah
Title:	Chief Executive Officer & President

Date: September 13, 2023

6

Exhibit 99.1

Execution Version

NON-BINDING TERM SHEET

September 11, 2023

The following non-binding term sheet (“Term Sheet”) outlines, in addition to the other matters described herein, the proposed terms of (A) the declaration of Scilex as the winning bidder for the purchase of the Securities Transfer (as defined below) pursuant to the Winning Bid (as defined below), and either (B) the closing of the Winning Bid pursuant to Option 1 below, or (C) the closing of the Winning Bid Pursuant to Option 2 below, including: (i) the assumption by Scilex Holding Company (“Scilex”), of all rights and obligations of the Borrowers under and as defined in that certain Senior Secured, Super-Priority Debtor-in-Possession Loan and Security Agreement, by and among Oramed Pharmaceuticals, Inc. (“Oramed”), on the one hand, and Sorrento Therapeutics, Inc. (“Sorrento”) and Scintilla Pharmaceuticals, Inc. (together with Sorrento, the “DIP Borrowers” or the “Debtors”, and together with Scilex and Oramed, the “Parties”, and individually, a “Party”), on the other, dated as of August 8, 2023 (as amended, restated, amended and restated, supplemented or otherwise modified prior to the date hereof, the “Senior DIP Loan Agreement”); (ii) the amendment of the Senior DIP Loan Agreement pursuant to the terms herein; (iii) the conditional termination of Sorrento’s and Oramed’s rights and obligations under that certain Stock Purchase Agreement between them, dated as of August 7, 2023 (as amended, the “SPA”), as further summarized herein, and (iv) the acquisition by Scilex of the Transfer Securities.

This Term Sheet is for discussion purposes only and (other than the section entitled “Equity Lines of Credit” which is intended by the Parties hereto to be legally binding from and after the execution of this Term Sheet) is not a legally binding agreement. Neither this Term Sheet nor any course of conduct by any Party before or after the date hereof will give rise to any obligation of any Party to (a) continue discussions or negotiations related to, or consummate, any transaction with respect to the subject matter hereof or (b) execute and deliver any definitive agreements related thereto. Each Party’s obligation to enter into one or more definitive transaction agreements with respect to the subject matter hereof, including any amendment of the Senior DIP Loan Agreement (a “Definitive Agreement”) is subject to, among other things, the review and approval of the transaction by its respective board of directors and the Bankruptcy Court for the Southern District of Texas (the “Bankruptcy Court”). The Parties will each have the right to terminate negotiations relating to the subject matter hereof at any time prior to the execution of a Definitive Agreement. Such termination will not result in any liability to any Party.

SUMMARY OF PROPOSED TRANSACTIONS

General Structure

Subject to the terms and conditions herein (the “Proposed Transactions”):

1.  Promptly following the execution of this Term Sheet, the Senior Debt Term Sheet (as defined below) and approval of this Term Sheet by the Bankruptcy Court, Scilex shall be declared by Sorrento and the Bankruptcy Court the winning bidder for the purchase of the Securities Transfer for an aggregate purchase price to be payable as follows (the “Winning Bid”)[1]:

a.   $110 million, which shall be paid as follows: (x) the Advance Payment (as defined below), (y) $100 million on the closing of the Securities Transfer pursuant to the Winning Bid (“Closing”); provided, that if the Closing occurs pursuant to Option 2 (as defined below), such $100 million shall be satisfied by the DIP Assumption (as defined below), and (z) $5 million in cash which shall be paid at Closing (the “Closing Cash Payment”); plus

b.  Scilex will assume all of the obligations of Sorrento to Paul Hastings LLP for legal fees and expenses reflected in Paul Hastings’ proof of claim #238 in the Bankruptcy Case in the amount of approximately $12.25 million (the “Legal Fee Assumption”); plus

c.   Scilex will credit bid all amounts owed to Scilex under that certain Junior Secured, Super-Priority Debtor-in-Possession Loan and Security Agreement, dated as of July 28, 2023, between Scilex and the DIP Borrowers (the “Junior DIP Credit Bid”).

2.  While Hudson Bay has stated that it does not see a path toward Scilex satisfying the closing conditions in the SPA with Hudson Bay, Scilex believes that Hudson Bay remains committed to fund $115 million to Scilex in connection with its Winning Bid as reflected by the definitive documentation between Scilex and Hudson Bay at Docket No. 1239 in the Bankruptcy Case (the “Hudson Bay Documents”). Scilex will use commercially reasonable efforts to cause Hudson Bay to close. Scilex shall offer Hudson Bay both (a) the opportunity to close the

[1]

The stock purchase agreement with respect to the Winning Bid shall be substantially in the form of the Stock Purchase Agreement filed by Scilex at Docket No. 1239 in the Bankruptcy Case, with such changes as are necessary to reflect the terms reflected herein, including the purchase price reflected herein, and such other changes as are negotiated between Sorrento and Scilex after the date hereof.

transaction provided Hudson Bay, on or before September 12, 2023, both confirms its intention to close and subjects itself to Bankruptcy Court resolution of any alleged failure of a closing condition or condition (the “HB Commitment”) or (b) the opportunity to abandon the transaction without any further liability provided Hudson Bay, on or before September 12, 2023, confirms that it will refund Scilex’s $8.5 million deposit within one business day or otherwise reaches agreement with Scilex on terms of abandonment. Thereafter:

a.   If Hudson Bay provides the HB Commitment and thereafter funds its commitments in full under the Hudson Bay Documents, then Scilex shall consummate the Proposed Transactions and Securities Transfer (as defined below) using the proceeds of such funding rather than the DIP Assumption,[2] and the transactions set forth under Option 2 below shall not be consummated (except to the extent expressly applicable to Option 1 as set forth below) (“Option 1”); and

b.  If Hudson Bay fails to timely provide the HB Commitment or timely provides the HB Commitment but fails to fund its commitments in full under the Hudson Bay Documents in a timely manner (a “Hudson Bay Failure”), all claims against Hudson Bay with respect to any Hudson Bay Failure shall be preserved, and the Parties shall instead proceed with Option 2 defined below.

3.  If Hudson Bay abandons the transaction, does not timely provide the HB Commitment or if a Hudson Bay Failure has occurred, then, subject to the terms and conditions herein, the parties hereto shall consummate the following transactions (such transactions, “Option 2”, it being understood and agreed that the remaining terms of this Term Sheet shall apply solely to Option 2 unless otherwise specified):

•  In exchange for the Scilex Consideration (as defined below), Sorrento shall transfer to Scilex or its designee (which may be a wholly owned subsidiary of Scilex) (i) all of Scilex’s common stock owned by any of the Borrowers (other than shares of Scilex’s common stock held in abeyance by the Borrowers on behalf of certain warrantholders of Sorrento) (the “Common Transfer Shares”), (ii) all of Scilex’s preferred stock owned by any of the Borrowers (the “Preferred Transfer Shares”)[3] and (iii) all of the warrants for the purchase of shares of Scilex common stock owned by any of Borrowers (the “Transfer Warrants”, and together with the Common Transfer Shares and the Preferred Transfer Shares, the “Transfer Securities”), (collectively, the “Securities Transfer”);

•  In exchange for and in consideration of the Securities Transfer, Scilex will satisfy the Winning Bid as follows (the “Scilex Consideration”):

•  Scilex shall assume, and the Borrowers shall assign and upon effectiveness of the DIP Assumption, the Borrowers shall be irrevocably and fully released from all of the Borrowers’ rights and obligations under the Senior DIP Loan Agreement and Oramed shall consent to same (the “DIP Assumption”); the terms of which shall (with effect from the effectiveness of the DIP Assumption) be amended to (collectively, with the related documents to memorialize the terms below, the “DIP Amendment”) (w) reflect the terms set forth in this Term Sheet, (x) to reflect terms to be negotiated to be based substantially on the definitive documentation between Scilex and Hudson Bay at Docket No. 1239 (the “HB Documents”) in the Bankruptcy Case (provided that the Loan (as defined below) shall not include a convertible feature), as modified by the terms set forth in the senior secured debt term sheet to be entered into by Scilex and Oramed and presented at mediation and attached hereto as Exhibit A (the “Senior Debt Term Sheet”, and together with this Term Sheet, the “Option 2 Term Sheets”) and (y) to reflect the fact that, as-assumed, such obligations shall not constitute a debtor-in-possession credit facility (the debt obligations of Scilex to Oramed following such assumption and amendments, the “Loan”);

•  In connection with both Option 1 and Option 2, the Legal Fee Assumption;

•  In connection with both Option 1 and Option 2, Scilex will make the Junior DIP Credit Bid;

•  In connection with both Option 1 and Option 2, Scilex shall pay to Sorrento $5.0 million in cash within 2 business days after a court order approving the Option 2 Term Sheets and approving Scilex as the winning bidder is entered by the Bankruptcy Court, which amount shall be treated as an advance payment of purchase price consideration to be paid on the Closing Date for the Securities Transfer (the “Advance Payment”);

[2]

For avoidance of doubt, the proceeds of the consummation of the Proposed Transactions under Option 1 shall be used by the Debtors to first satisfy the obligations under the Senior DIP Loan Agreement and Final DIP Order at Docket No. 1184.

[3]

Scilex will hold the preferred stock in a bankruptcy-remote entity (“BRE”) reasonably satisfactory to Oramed that will allow Oramed to recover the preferred stock as collateral for the Loan upon events of default on the Loan after any notice and applicable opportunity to cure through an exercise of secured creditor remedies. The equity of the BRE shall be pledged as collateral to Oramed to secure repayment of the Loan.

2

•  In connection with either Option 1 or Option 2, Scilex shall pay the Closing Cash Payment to Sorrento at Closing.

Oramed shall not be released from its obligations under the SPA until the Closing of the Proposed Transactions. Upon Closing of Proposed Transactions, Oramed and Sorrento shall terminate the SPA, including all rights and obligations of the Parties thereunder, and the Parties thereto will release any and all claims they may have against one another, including a release by Oramed of any claims to any breakup fee or expense reimbursement in connection therewith, which termination and waiver shall be effective as of the satisfaction of the applicable conditions precedent below (the “Oramed SPA Termination”).

Timeline

•  Hearing to Approve (i) Proposed Transactions, (ii) Oramed SPA Termination, (iii) Option 2 Term Sheets, and (iv) Winning Bid: September 11, 2023 (subject to court availability)

•  Finalization of Definitive Documentation and the DIP Amendment:[4] Prior to Closing

•  Closing of DIP Assumption pursuant to Option 2: Immediately prior to Closing pursuant to Option 2

•  Closing: September 19, 2023

Conditions Precedent

The following shall be conditions precedent to the Oramed SPA Termination:

•  the Bankruptcy Court shall have entered an order in the Debtors’ bankruptcy case (the “Bankruptcy Cases”) (i) approving the Oramed SPA Termination, and (ii) providing a release of Oramed and its affiliates by the Debtors and Scilex in connection with all matters relating to the SPA and the Bankruptcy Cases, which release shall be effective upon Closing; and

•  approval of the Oramed SPA Termination by the Board of Directors of Oramed.

The following shall be conditions precedent to the Proposed Transactions:

•  the Bankruptcy Court shall have entered an order (i) approving the Proposed Transactions, (ii) if Option 2 is to be consummated, providing (x) a release of Oramed and its affiliates by the Debtors and Scilex of all claims to the maximum extent permitted by law, (y) a release of Scilex and its affiliates by Oramed, other than Scilex’s obligations under the DIP Amendment, the Proposed Transactions, the Loan and all Loan documents and (z) Debtors’ providing a release of Scilex, Scilex, Inc., Scilex Pharmaceuticals Inc., Semnur Pharmaceuticals, Inc., SCLX Stock Acquisition JV LLC, the BRE, and the directors and officers of each of the foregoing (the foregoing, collectively, the “Scilex Released Parties”) relating to the negotiation of this transaction or as a result of this transaction (including, without limitation, the DIP Amendment and collateral securing the Loan), and (iii) if Option 1 is to be consummated, the Debtors’ providing a release of the Scilex Released Parties relating to the negotiation of this transaction or as a result of this transaction;

•  approval of the Proposed Transactions by the Board of Directors of Scilex;

•  if Option 1 or Option 2 is to be consummated, the Bankruptcy Court shall have entered an order extending the existing lock-up on all shares of Common Stock owned by Sorrento shareholders that were issued in January 2023 as part of Sorrento’s dividend of Shares of Common Stock to its stockholders (approximately 76.0 million shares) to March 31, 2024.

[4]

Disputes regarding definitive documentation of the DIP Amendment that are not expressly set forth in the Option 2 Term Sheets will be decided by the Bankruptcy Court based on the Option 2 Term Sheets and the HB Documents after parties in interest have had the opportunity to be heard.

3

The following shall be conditions precedent to the DIP Assumption under Option 2 (in addition to the conditions precedent for the Proposed Transactions):

•  the perfection of Oramed’s first priority security interest in all collateral under the Loan, as amended pursuant to the DIP Amendment; provided, that to the extent any collateral cannot be perfected on the Closing Date (x) by the filing of a financing statement under the Uniform Commercial Code, (y) by the delivery of stock certificates and related transfer instruments executed in blank of Scilex’s wholly-owned subsidiaries, or (z) by the filing of customary intellectual property security agreements with the United States Patent and Trademark Office or the United States Copyright Office, then the perfection of the security interest in such collateral shall not constitute a condition precedent to the Closing Date, but instead such security interest shall be required to be perfected within thirty (30) days of the Closing Date;

•  the execution of the definitive documents to memorialize and implement the DIP Amendment in form and substance reasonably acceptable to Oramed and Scilex consistent with the Option 2 Term Sheets; and

•  approval of the DIP Assumption by the Board of Directors of Oramed.

The date on which the foregoing conditions shall have been satisfied or waived and the transactions under Option 2 shall be consummated is herein referred to as the “Closing Date”.

The Bankruptcy Court order approving this Term Sheet will include a decretal paragraph providing that, upon the Closing, the Stockholder Agreement, dated as of September 12, 2022, by and among Scilex Holding Company (f/k/a Vickers Vantage Corp. I) and Sorrento Therapeutics, Inc., is deemed terminated and of no further force or effect. For the avoidance of doubt, if the Proposed Transactions are not consummated, the Stockholder Agreement shall remain in full force and effect.

Equity Lines of Credit

For all purposes of the SPA, with effect from the date of this Term Sheet, each of Oramed and Sorrento hereby irrevocably waives (i) any failure to satisfy a closing condition set forth in Article 6 of the SPA, to the extent such failure directly results solely from the Use of the ELOCs or the Other Permitted Financings (as defined below), and (ii) any termination event or right of termination under Article 7 of the SPA which is triggered or becomes exercisable solely as a direct result of the Use of the ELOCs or the Other Permitted Financings, or the execution of the Option 2 Term Sheets or the Definitive Agreements (clauses (i) and (ii), collectively, the “SPA Waivers”).

In reliance on the SPA Waivers and notwithstanding any other agreement among the parties hereto (including, without limitation, any restrictions under the SPA), Sorrento and Oramed hereby consent to (i) Scilex utilizing the standby equity purchase agreement entered into between the Company and YA II PN, Ltd., dated November 17, 2022, as amended by an amended and restated standby equity purchase agreement on February 8, 2023 (the “YA ELOC”) and/or the Standby Equity Purchase Agreement dated January 8, 2023 with B. Riley Principal Capital II (the “B. Riley Equity Line of Credit”, and together with the YA ELOC, the “Equity Lines of Credit” and such utilization the “Use of the ELOCs”), and (ii) any equity financing, as well as any debt financing that would constitute permitted indebtedness under the DIP Amendment as described in the Senior Debt Term Sheet (including, for the avoidance of doubt, the B. Riley Indebtedness (as defined in the Senior Debt Term Sheet) and other subordinated indebtedness subject to the cap and conditions set forth in the Senior Debt Term Sheet) (collectively, the “Other Permitted Financings”).

THE PARTIES ACKNOWLEDGE AND AGREE THAT (A) THE DEFINITIVE AGREEMENTS WILL CONTAIN ADDITIONAL TERMS AND CONDITIONS (INCLUDING THOSE CUSTOMARY IN AGREEMENTS OF THIS NATURE) MUTUALLY AGREED UPON BY BOTH PARTIES, (B) PRIOR TO THE EXECUTION OF THE DEFINITIVE AGREEMENTS THE PARTIES WILL NEED TO AGREE TO, AND HAVE AUTHORIZED REPRESENTATIVES APPROVE, THE TERMS AND CONDITIONS OF THE DEFINITIVE AGREEMENTS AND (C) THAT NO PARTY IS OBLIGATED TO ENTER INTO THE DEFINITIVE AGREEMENTS.

4

SCILEX HOLDING COMPANY

By:	/s/ Stephen Ma
Name:	Stephen Ma
Title:	Chief Accounting Officer

ORAMED PHARMACEUTICALS, INC.

By:	/s/ Nadav Kidron & /s/ Josh Hexter
Name:	Nadav Kidron & Josh Hexter
Title:	Chief Executive Officer & Chief Operating Officer

SORRENTO THERAPEUTICS INC.

By:	/s/ Mohsin Y. Meghji
Name:	Mohsin Y. Meghji
Title:	Chief Restructuring Officer

CONSENTING PARTIES:

OFFICIAL COMMITTEE OF UNSECURED CREDITORS

By:	/s/ Mark Shinderman
Name:	Mark Shinderman
MILBANK LLP Counsel for Official Committee of Unsecured Creditors

OFFICIAL COMMITTEE OF EQUITY SECURITIES HOLDERS

By:	/s/ Andrew Glenn
Name:	Andrew Glenn
GLENN AGRE BERGMAN & FUENTES Counsel for Official Committee of Equity Securities Holders

5

Exhibit A

Senior Debt Term Sheet

Exhibit 99.2

EXECUTION

TERM SHEET FOR

SENIOR SECURED NOTE AND WARRANTS

AND RELATED MATTERS

September 11, 2023

PARTIES

Company:	Scilex Holding Company, a Delaware corporation (the “Company” or “SCLX”).

Investor:	Oramed Pharmaceuticals, Inc. (the “Investor” or “Oramed”).

Sorrento:	Sorrento Therapeutics Inc., a Delaware corporation (“Sorrento”).

NON-BINDING TERMS
Securities:

In exchange for the consummation of the DIP Assumption (as defined in that certain Non-Binding Term Sheet, executed on the date hereof, between the Company, Investor and Sorrento and presented at mediation (such term sheet, the “Short Form Term Sheet”)), the Company will issue a Senior Secured Note (the “Note”), as described below. The initial principal balance of the Note shall be an amount equal to the unpaid principal and accrued and unpaid interest under the Senior DIP Loan agreement (as defined in the Short Form Term Sheet) (the “Initial Principal Amount”).

As contemplated pursuant to the Short Form Term Sheet, the definitive documents in respect of the Note shall be substantially the same as the HB Documents (as defined in the Short Form Term Sheet) except as expressly modified by this term sheet (this “Term Sheet”) or as otherwise agreed by the Investor and the Company. All references herein to terms that are “customary for transactions of this type” (or similar language) shall be deemed to refer to such terms as are set forth in the HB Documents to the extent addressed therein.

Maturity and Repayment:

The Note will mature on the 18-month anniversary of the Closing (as described below), except as otherwise provided in the Note (the “Maturity Date”). The Company shall make principal payments, without premium or penalty, in respect of the Note as follows:

(a)   $5.0 million on the 90th day following the Closing;

(b)   $15.0 million on the 180th day following the Closing; and

(c)   $20.0 million on 270th day of the Closing and every 90 days thereafter;

provided that each such principal payment amount shall be reduced on a dollar-for-dollar basis by the amount of any mandatory or voluntary prepayments made prior to the date of such principal payment amount. If a principal payment would be due on a date that is not a business day, then payment shall be made on the next business day. The aggregate outstanding principal amount of the Note (the “Amount Outstanding”), together with any accrued but unpaid interest, shall be due and payable in full on the Maturity Date or, at the written election of the Investor, upon an uncured Event of Default.

Voluntary Prepayments:

The Note may be prepaid, in whole or in part, at the option of the Company, from time to time without premium or penalty (except as set forth in the next paragraph), in minimum amounts to be agreed, upon two (2) business days’ prior notice (which notice may be conditioned upon the occurrence of a refinancing or other event).

If any voluntary prepayment occurs on or prior to the 1-year anniversary of Closing, such voluntary prepayment will be accompanied by a customary 50.0% interest make-whole on the portion of the Note so prepaid.

Mandatory Prepayments:

The Company will be required to repay the Note as follows, without premium or penalty:

(i) 70% of the net cash proceeds to which the Company is entitled to from advances made under the standby equity purchase agreement entered into between the Company and YA II PN, Ltd. (“YA”), dated November 17, 2022, as amended by an amended and restated standby equity purchase agreement on February 8, 2023 (the “YA ELOC”) and/or the Standby Equity Purchase Agreement dated January 8, 2023 with B. Riley Principal Capital II (“B. Riley Principal”) (the “B. Riley Equity Line of Credit”, and together with the YA ELOC, the “Equity Lines of Credit”) will be directed by the Company to be paid directly by YA or the B. Riley Principal to Oramed or, if the financing source cannot or will not do so, then instead deposited into a blocked account (the “Blocked Account”) that sweeps to an account designated by Oramed (which account will, unless prohibited by the applicable banking institution, have a signatory designated by Oramed), and

(ii)  70% of the net cash proceeds received by the Company from any debt or equity financing, including the Sales Agreement (as defined below) (other than (w) the AR Line, (x) the Equity Lines of Credit, (y) the Subordinate Debt (as defined below) and (z) up to $30.0 million of indebtedness (which indebtedness may be incurred before, on, or after the Assumption Closing) owed by the Company to B. Riley Securities (the “B. Riley Indebtedness”) and which B. Riley Indebtedness may be secured by the proceeds of the Equity Lines of Credit or the Sales Agreement)) will be directed by the Company to be paid directly by the applicable lender or investor to Oramed or, if the financing source cannot or will not do so, then instead deposited into a blocked account that sweeps to an account designated by Oramed (which account will, unless prohibited by the applicable banking institution, have a signatory designated by Oramed);

provided, that the mandatory prepayment requirements under clauses (i) and (ii) above shall not begin until after the earlier of (a) April 1, 2024 and (b) the date upon which all the Yorkville Debentures and the B. Riley Indebtedness are repaid in full. For the avoidance of doubt, the mandatory prepayment terms set forth in this section (including the foregoing proviso) shall not alter, limit, or restrict in any manner the repayment terms (including applicable repayment timelines) set forth in the “Maturity and Repayment” section or in any other section of this Term Sheet. The Company’s outstanding convertible debentures dated March 21, 2023 (the “Yorkville Debentures”) issued to Yorkville and which are outstanding as of the date hereof.

Interest:	The Note will bear interest at a per annum rate equal to the Secured Overnight Financing Rate (“SOFR”) plus 8.5%, which shall be payable in-kind by being capitalized and added to the principal amount of the Note, on a monthly basis. Upon the occurrence and during the continuance of an event of default, at the election of the Investor, the Note will bear interest at a default rate of SOFR plus 15.0%, which shall be payable in-kind by being capitalized and added to the principal amount of the Loan, on a monthly basis. In each case, SOFR will be subject to a 4.0% floor.

Exit Fee:

If the Note is not repaid in full on or prior to the date that is six (6) months from the Closing Date, an exit fee equal to 3.0% of the Initial Principal Amount (the “Exit Fee”) shall be fully earned on such date, which Exit Fee shall be due and payable upon repayment of the Note in full.

Conversion:	None.
Security, Collateral and Rank:

The Note will be designated by the Company as senior secured indebtedness and will be guaranteed by all existing or future formed, direct and indirect, subsidiaries of the Company; provided that the delivery of the guaranty of the Company’s subsidiary, Scilex Pharmaceuticals Inc. (“Scilex Pharmaceuticals”), shall not be required until the earlier of (x) ten (10) days following the Closing (the “Post-Closing Joinder Period”) and (y) the date on which a subordination agreement is entered into between Oramed and eCapital Healthcare Corp. (“eCap”) (the “eCap ICA”).

Notwithstanding the Post-Closing Joinder Period, Scilex Pharmaceuticals shall be restricted by the same negative covenants set forth in the Note as the Company and each of its subsidiaries who are parties to or guarantors of the Note at Closing (and which negative covenants shall, for the avoidance of doubt, be consistent with those set forth in the HB Documents) except that any exceptions to such negative covenants that permit the incurrence of indebtedness for borrowed money (other than indebtedness incurred under the AR Line) shall not be available or applicable to Scilex Pharmaceuticals until such time as the eCap ICA is effective. For the avoidance of doubt, the only indebtedness for borrowed money of Scilex Pharmaceuticals or with respect to which its assets are subject or bound as of the date of this Term Sheet is and of the Closing will be the AR Line.

Subject to the Post-Closing Joinder Period and customary and mutually agreed permitted liens, the Note will be secured by a first priority security interest in and liens on all of the Company’s and its subsidiaries’ assets (the “Collateral”), including, without limitation, a first priority security interest in the capital stock and other equity securities of Scilex Pharmaceuticals and each of the Company’s other direct or indirect subsidiaries (the pledge of all of which shall be effective on the Closing Date), except for (I) any proceeds of the Equity Lines of Credit or Sales Agreement securing the B. Riley Indebtedness (as described below), (II) proceeds of the Equity Lines of Credit or funds returned from Hudson Bay, but only to the extent such proceeds are used to make Post-Closing Cash Payment (as defined in the Short Form Term Sheet), and (III) the following assets of Scilex Pharmaceuticals:

1.  Accounts receivable (and related assets to the extent required to collect such accounts receivable);

2.  the funding account for Scilex Pharmaceuticals’ accounts receivable credit facility with eCapital Healthcare Corp. (the “AR Line”);

3.  the accounts receivable collection account, all books and records relating to the foregoing, and all additions to and products, proceeds etc. thereof; and

4.  other accounts receivable assets, if any, as are agreed by the parties in the eCap ICA (collectively, the items described in 1 through 4, the “AR Facility Collateral”);

Subject to the Post-Closing Joinder Period and customary and mutually agreed permitted liens, the Note will be secured by a second priority security interest in (I) the proceeds of the Equity Lines of Credit or the Sales Agreement securing the B. Riley Indebtedness (as described below), (II) the AR Facility Collateral, subject to the eCap ICA and subject to customary 180 day remedies standstill period, and (III) the proceeds of the Equity Lines of Credit or amounts returned from Hudson Bay, in each case with respect to the Post-Closing Cash Payment (as defined in the Short Form Term Sheet). The Company will use its reasonable best efforts to assist Oramed in the implementation of the eCap ICA as soon as possible following the Closing Date.

The Note will be senior in right of payment to all of the Company’s and its subsidiaries’ existing and future indebtedness, except (i) for the Anticipated Debt (as defined below) and the obligation of the Company under the Short Form Term Sheet to make the Post-Closing Cash Payment, and (ii) for payment of the Note using proceeds of the AR Line, which will be subject to the conditions set forth in the AR Line and eCap ICA. So long as any Note remains outstanding, the Company will not, without express written consent from the Investor, incur any new debt, except for (a) trade payables in the ordinary course of business, and (b) such other indebtedness designated as permitted indebtedness in the definitive documentation and as reflected in this Term Sheet. The AR Line, the Post-Closing Cash Payment (as defined in the Short Form Term Sheet), and the Anticipated Debt will be designated as permitted indebtedness (subject to the caps and other limitations thereon set forth herein and in definitive documentation).

Springing control agreements with respect to the Company’s and its subsidiaries’ deposit accounts (other than the Blocked Account (following implementation thereof) which the Company will not have access to and shall be operated at the direction of the Investor and will sweep the funds therein to an account designated by the Investor on a daily basis to pay down the obligations under the Note), securities, accounts, and commodity accounts (with excluded account provisions consistent with the Hudson Bay Documents (as defined in the Short Form Term Sheet)) shall be required to be implemented as soon as practicable, but not later than thirty (30) days following the Closing. Such control agreements shall be in form and substance reasonably acceptable to Investor. To the extent separate bank accounts are necessary to comply with the foregoing requirement, Company will establish separate bank accounts to enable the implementation of such control agreements as promptly as practicable, but in no event more than 14 days after the Closing Date. Promptly following the execution of this Term Sheet, the Company shall provide the Investor with reasonably detailed information regarding the scope of the bank accounts to be established.

Upon the reasonable request of the Investor, the Company shall amend the organizational documents of one or more of its subsidiaries at the Closing in connection with the implementation of the rights granted under the security agreements.

Covenants:

The Note will contain customary affirmative and negative covenants (the “Covenants”), including that:

1.  the Company will not incur or guarantee any other debt, except for (a) the AR Line, the aggregate principal amount of which shall not at any time exceed $30.0 million, (b) either the B. Riley Indebtedness or the Yorkville Debentures (but, for the avoidance of doubt, not both) (either such debt, the “Anticipated Debt”), the aggregate principal amount such Anticipated Debt shall not at any time exceed $30.0 million, (c) the Post-Closing Cash Payment (as defined in the Short Form Term Sheet), (d) subordinated debt in an aggregate principal amount not to exceed at any time $30.0 million (the “Subordinate Debt”), (e) additional subordinated debt, but only to the extent that the proceeds thereof will be used to repay the Note in full concurrently with the incurrence thereof, and (f) other customary exceptions acceptable to the Investor and set forth in the definitive documentation (each of clauses (a) through (f), “Permitted Debt”);

2.  on or about November 12, 2023, the Company may file a shelf registration on Form S-3 and simultaneously enter into an at-the-market sales agreement with a financial institution acceptable to the Investor (it being acknowledged and agreed that B. Riley Securities shall be acceptable to the Investor) (the “Sales Agreement”), each for an amount no less than 150.0% of the Investment Amount. Once the Form S-3 is declared effective and the Sales Agreement is executed, the Company may terminate the B. Riley Equity Line of Credit in compliance with the terms thereof;

3.  the Company will seek a court order from the Bankruptcy Court to extend the existing lock-up on all shares of Common Stock owned by Sorrento shareholders that were issued in January 2023 as part of Sorrento’s dividend of Shares of Common Stock to its stockholders (approximately 76.0 million shares) to March 31, 2024;

4.  the Company will enter into voting agreements with respect to the securities transferred pursuant to the Securities Transfer, to approve the transactions contemplated hereby, including the issuance of shares with respect to the Equity Line of Credit, as may be required under Delaware law, stock exchange rules, including the 20% rule, or otherwise.

5.  the Note will not contain any financial covenants other than a covenant requiring that the Company and its subsidiaries maintain at all times at least (a) for the first period from Closing until the 60th day thereafter, $1.0 million of the sum of (i) unrestricted cash and cash equivalents and (ii) availability under the AR Line (such sum, “Liquidity”), (b) for the period beginning on the 61st day from Closing until the 180th day thereafter, $3.0 million of Liquidity, and (c) thereafter, $5.0 million of Liquidity;

6.  the Company will obtain all necessary consents and approvals in connection with the Note and the New Warrants, including approval of the Company’s and the guarantors’ boards of directors and shareholders;

7.  the Company will not transfer any assets, pay any dividends, make any investments, enter into any affiliated transactions, repurchase stock, or make any distributions outside the ordinary course of business as set forth in the definitive documentation;

8.  a customary passive holding company covenant with respect to the BRE (as defined in the Short Form Term Sheet), except in connection with any transaction in which the Note is repaid in full; and

9.  all written notices regarding breaches or defaults by the Company received by the Company from License counterparties shall be provided in writing to Oramed within (i) 2 business days for any such notices relating to any Material License Agreement/Material Licenses (as defined below), and (ii) 4 business days for any such notices relating to all other license agreements or licenses.

For the avoidance of doubt, the restricted debt payment covenant to be set forth in the Note will expressly permit the payment of the B. Riley Indebtedness .

Representations and Warranties:	Customary for transactions of this type, including without limitation, representations and warranties in respect of the Company and the Collateral.

Events of Default:	Customary for transactions of this type, including for the avoidance of doubt, the failure to make the payments described above under “Maturity and Repayment”, in each case, subject to notice and grace periods no less favorable to the Company than those reflected in the HB Documents (as defined in the Short Form Term Sheet), and including the following events of default:

(i) Company is in breach or default under any Material License Agreement or Material License (each as defined below) and the licensor has threated (in writing) to (A) terminate such Material License Agreement or Material License and such termination would be materially adverse to the Company or the Business or (B) otherwise take an action (including, without limitation, any modification, suspension or revocation of such Material License Agreement or Material License) that would be materially adverse to the Company or the Business, and, in each case, such breach (solely to the extent curable under the terms of the Material License Agreement) is not cured within the applicable cure period (or, if none is specified, within seven (7) Business Days) or otherwise waived by the licensor; or

(ii) The licensor under any Material License Agreement has (A) terminated such Material License Agreement or Material License on the basis of a breach or default by the Company or otherwise for cause and such termination would be materially adverse to the Company or the Business or (B) otherwise taken any action (including, without limitation, any modification, suspension or revocation of such Material License Agreement or Material License) that is materially adverse to the Company or the Business;

provided that the breaches or defaults set forth on a Schedule that either occurred and are continuing or are anticipated, in each case, as of the date of the Note will not constitute Events of Default.

As used herein: (a) “Material License Agreement” means (i) those license agreements (as amended, supplemented or modified, including after Closing) set forth on a Schedule at Closing, (ii) all License Agreements disclosed as material in SEC Filings of the Company from time to time, and (iii) all other license agreements, whether now in existence or entered into following the Closing, that are or become material to the Company and the Business from time to time; and (b) “Material License” means any License (as amended, supplemented or modified, including after Closing) under a Material License Agreement.

Warrants:

Upon the Closing, the Company will issue Investor a warrant to purchase 4.5 million shares of Common Stock (the “Closing Warrant”) at an exercise price of $0.01 per share. Except as set forth below, the Closing Warrant will be exercisable from and after the earlier of (i) the Maturity Date and (ii) the date on which the Note has been repaid in full (such earlier date, the “Exercise Date”). The Closing Warrant will expire on the date that is 5 years following the Closing Date and will be exercisable for cash or using standard cashless exercise provisions.

In addition, if the Note has not been paid in full prior to the date that (each date a “SW Effective Date”) is: (i) 180 days following the date of the Closing, the Company will on such date issue Investor an additional warrant to purchase 2.125 million shares of Common Stock; (ii) 270 days following the date of the Closing, the Company will issue Investor an additional warrant to purchase 2.125 million shares of Common Stock; (iii) 360 days following the date of the Closing, the Company will issue Investor an additional warrant to purchase 2.125 million shares of Common Stock; and (iv) 450 days following the date of the Closing, the Company will issue Investor an additional warrant to purchase 2.125 million shares of Common Stock (each, a “Subsequent Warrant” and collectively, the “Subsequent Warrants” and together with the Closing Warrant, the “New Warrants”), with each Subsequent Warrant having an exercise price of $0.01 per share; provided that if all of the Subsequent Warrants are issued at Closing and exercisable upon the occurrence of the Exercise Date, then, for the avoidance of doubt, no additional warrants will be issued. In furtherance of the preceding sentence, the Subsequent Warrants (representing in the aggregate to 8.5 million share of Common

Stock) shall be issued to the Investor at the Closing but shall not become effective until the applicable SW Effective Date and only if the Note has not been paid in full prior to such SW Effective Date. All Subsequent Warrants with an SW Effective Date that follows the date on which the Note is repaid in full shall terminate in all respects. Following the effectiveness thereof, each Subsequent Warrant that has become effective as of an SW Effective Date will be exercisable from and after the Exercise Date. Each Subsequent Warrant will expire on the date that is 5 years following the Closing Date and will be exercisable for cash or using standard cashless exercise provisions.

Notwithstanding the foregoing, if at any time following the Closing, Henry Ji or Jaisim Shah sells (directly or indirectly) any of the shares of capital stock of the Company, then he shall provide notice to Scilex and Oramed not less than 5 days prior to any such sale and specify the date of the sale (“Management Sale Date”); provided, however, that in no event shall any of the following constitute a sale or other transfer that triggers or otherwise constitutes a Management Sale Date: (a) any exercise of stock options to acquire shares of capital stock of the Company or any net exercise to pay or otherwise satisfy withholding taxes upon any exercise of such options, (b) any transfer of shares of capital stock of the Company as a bona fide gift or charitable contribution or for estate planning or other similar purposes (e.g., transfers to family members, as part of divorce settlements, etc.) and (c) such other customary exceptions applicable to restrictions on transfer in customary lock-up agreements as reasonably agreed upon by the Company and the Investor in definitive documents; provided that in each case, such permitted transfers shall not operate as a means to avoid triggering a Management Sale Date and the transferee of such shares shall agree to be subject to the same notification provisions as Mr. Ji and Mr. Shah and, subject to the same exceptions on transfer, any subsequent sale of any shares of capital stock of the Company by such transferee shall constitute a Management Sale Date. Effective upon a Management Sale Date and without the requirement of any further action on the part of Oramed, the Closing Warrant and each Subsequent Warrant for which an SW Effective Date has occurred and that is effective as of the Management Sale Date will become immediately exercisable and (ii) each Subsequent Warrant for which an SW Effective Date that occurs and that becomes effective following the Management Sale Date will be immediately exercisable upon the applicable SW Effective Date. As of the date of this term sheet, Henry Ji owns approximately 603,000 shares of Common Stock and approximately 11,000,000 options to acquire shares of Common Stock and Jaisim Shah owns approximately 112,000 shares of Common Stock and approximately 11,000,000 options to acquire shares of Common Stock. Henry Ji and Jaisim Shah will each execute an agreement with Oramed and Scilex acknowledging and agreeing to such notice obligations.

In addition, upon the Closing, and following the Company’s purchase of the outstanding public warrants to purchase shares of Common Stock currently held by Sorrento (the “Public Warrants”), the Company will transfer to Investor Existing Warrants representing the right to purchase 4.0 million shares of Common Stock (such transferred Public Warrants, the “Transferred Warrants” and together with the New Warrants, the “Warrants”).

For the avoidance of doubt, there will be no restrictions on sale or transfer of any of the Warrants (whether or not exercisable at that time) or the Common Stock issuable upon exercise of the Warrants (other than such restrictions as may be applicable under securities laws or other applicable laws).

Limitations on Beneficial Ownership:	Notwithstanding anything herein to the contrary the Warrants shall not be exercisable if after such exercise the Investor (or any number of investors acting in concert so as to form a “group”) would beneficially own more than 9.9% of the Common Stock then outstanding (as defined under Section 13(d) of the Securities Act of 1933, as amended) (the “Beneficial Ownership Limitation”). The Investor may, at any time, elect to reduce the Beneficial Ownership Limitation from 9.9% to 4.9%. Any such reduction will be effective immediately.

If the exercise of the Warrants into Common Stock would otherwise result in the Investor exceeding the Beneficial Ownership Limitation, the Company will only issue up to that number of shares that would amount to the Investor’s reaching the Beneficial Ownership Limitation and the balance will be paid in cash or held in abeyance by the Company.

Registration Rights:

The Company shall file on or prior to the date that is 30 days following the Closing Date and have declared effective on or prior to the date that is 60 days following the Closing Date (or the date that is 90 days following the Closing Date if subject to a full review by the SEC) a registration statement on Form S-1 (or Form S-3 if available) covering the resale of the shares underlying the Warrants, to the extent such underlying shares are eligible for registration under applicable securities laws. Beginning on the date that is 30 days following the Closing Date and the date that is 60 days following the Closing Date (and the date that is 90 days following the Closing if subject to a full review by the SEC), respectively, and for every subsequent 30-day period that such registration statement has not been filed or declared effective, as applicable, the Company shall pay Investors 2.0% of the sum of the Amount Outstanding and the aggregate Exercise Price of the New Warrants for which the underlying shares of Common Stock are eligible to be registered in cash as liquidated damages. Liquidated damages for any 30-day period in which the registration statement is actually filed or declared effective will be pro-rated for that 30-day period. Any shares underlying New Warrants that were not eligible for registration at the time the above referenced registration statement on Form S-1 (or Form S-3, if applicable) is filed with the SEC will be eligible for registration under similar terms and conditions to be set forth in a registration rights agreement containing customary terms, provided that the Company will not be required to file more than two registration statements on Form S-1 in respect thereof within any 12 month period.

Following the Closing, the Company shall file within fifteen (15) days following the Closing a prospectus supplement to the Registration Statement on Form S-1 (File No. 333-268603) to reflect that the Transferred Warrants have been transferred to the Investor and update the Selling Securityholder section thereof to add Investor as a Selling Securityholder.

Definitive Agreements:

The definitive documents in connection with the transactions will contain such additional and supplementary provisions, including, without limitation, customary representations, warranties, covenants, agreements, events of default, change of control provisions, payments and remedies, as are appropriate to preserve and protect the economic benefits intended to be conveyed to each of the Company and Investor and are customary for a transaction of this type.

The closing of the Note will occur upon the satisfaction or waiver of standard closing conditions set forth in definitive documents (the “Closing” and the date on which the Closing occurs, the “Closing Date”).

Board Observers; Information Rights:	Until the obligations under the Note have been repaid in full, the Investor shall have the right to designate one (1) observer (the “Board Observer”) to attend meetings of the Board of Directors of the Company, committees and sub-committees thereof, and the boards of directors (or similar governing body) and committees and sub-committees of any direct or indirect subsidiary of the Company (collectively, the “Company Boards”); provided that such Board Observer shall have no voting rights. All materials delivered to the members of the Company Boards shall be contemporaneously provided to the

Board Observer, including any actions to be taken by written consent. With respect to any subsidiary of the Company that is manager-managed or GP-managed (i.e., LLCs or LPs), all written consents thereof shall be promptly provided to the Board Observer following execution. The Board Observer shall be subject to customary confidentiality terms (it being understood and agreed that all materials provided to the observer in such capacity shall be received on a confidential basis). Notwithstanding the foregoing, the Board Observer may be excluded by the directors from attending any portion of a Company Board meeting and certain materials that would otherwise be required to be furnished to the Board Observer hereunder may be withheld or redacted from distribution if: (x) such attendance would directly jeopardize Company’s or any of its subsidiaries’ ability to assert the attorney-client privilege with respect to the matters discussed or disclosed, and (y) the matters discussed or disclosed relate to a matter involving a direct conflict of interest with the Board Observer, the Investor or their respective affiliates (including matters directly relating to this term sheet or the terms of any of the definitive documents, the Investor or their affiliates, in each case, as reasonably determined in good faith by the Company’s Board of Directors; provided, that if the Board Observer disagrees with any proposed exclusion under clause (x) or (y) above, the Company shall at the Board Observer’s written direction be required to obtain a recommendation in writing by outside counsel that the Board Observer be excluded in order to preserve privilege or avoid a direct conflict.

To the extent that the Investor remains entitled to have a Board Observer, the Company shall (i) reimburse the reasonable and documented out-of-pocket expenses incurred by the Board Observer prior to the date that is 18 months after the Closing to the extent that such expenses would be reimbursed for any director (independent or otherwise) of the Company, with such reimbursement obligation capped at $10,000 per year (and such $10,000/year cap being pro rated for any partial year), and (ii) pay to the Board Observer a fee equivalent to the fees paid to independent directors of the Company for a period ending on the 18 month anniversary of the Closing, with such fees capped at $80,000 per year (and such $80,000/year cap being pro rated for any partial year).

Without limiting the foregoing, the Investor will have customary information rights, including a right to receive annual and quarterly financial statements, annual budget, and monthly reporting to include (i) a profit and loss statement with detail by product for (a) net sales, (b) cost of sales (c) royalty/milestone obligations for the period, (ii) operating expenses by line item (i.e., salary, R&D, legal, etc.) (iii) Gross-to-Net report (“GtN”), including a breakdown by product between WAC and net revenues (including contract price discounts, cash discounts, rebates, distribution fees, etc.), and (iv) new and total scripts by product (in each case of the foregoing clauses (i)-(iv), subject to deadlines to be mutually agreed, but in no event earlier than 30 days after month-end). The Board Observer shall have the right to receive such additional information regarding the Company as the Board Observer shall reasonably request, which shall be provided to the Board Observer reasonably promptly following such request and the Board Observer shall be permitted to share such information with C-Suite level executives of Investor on a confidential basis.

Board Observer and Investor will acknowledge and agree that any information so provided or received as a result of the foregoing observation and information rights may be material non-public information for purposes of federal securities laws and the Observer and Investor shall not engage in unlawful trading of the Company’s or Sorrento’s securities when in possession of such information.

BINDING TERMS

Banks and Brokers:	The Company is responsible for payment of all banker and broker fees. The Company agrees to indemnify and hold Investor harmless from and against any loss, cost, damage or expense arising out of any claim for any item related to financing including banking fees and brokerage commissions alleged to be due on account of the placing of the investment.

Diligence, Expenses and Fees:

All advisor and legal fees, costs and expenses incurred by Investor in connection with the SPA and the Senior DIP shall be paid or reimbursed by the Investor; provided that, if the Closing Date occurs, the Company agrees to pay at the Closing reasonable and documented out-of-pocket costs and expenses incurred by Investor through and including the Closing Date in connection with the SPA and the Senior DIP of up to, together with the costs and expenses of Investor reimbursed by the Company pursuant to the paragraph immediately below, $2,910,000 in the aggregate (with up to $1,910,000 of such aggregate amount payable in cash upon the Closing and up to $1.0 million of such aggregate amount payable by being added to and included in the calculation of the Initial Principal Amount).

If the Closing Date occurs, the Company shall pay or reimburse Investor or its designee(s) for all reasonable costs and expenses incurred in connection with Investor’s preparation, negotiation and review of this Term Sheet and the definitive documentation in respect of the transactions contemplated hereby at the Closing; provided, that such amounts reimbursed by the Company, together with the amounts the Company pays to the Investor for costs and expenses incurred by Investor in connection with the SPA and the Senior DIP, shall not exceed $2,910,000 for all costs and expenses incurred through and including the Closing Date (with up to $1,910,000 of such aggregate amount payable in cash upon the Closing and up to $1.0 million of such aggregate amount payable by being added to and included in the calculation of the Initial Principal Amount).

For the avoidance of doubt, all fees, costs and expenses of H.C. Wainwright & Co., Proskauer Rose LLP, Gray Reed LLP, and Richards, Layton & Finger P.A. shall be deemed reasonable for purposes of this section.

Payment instructions for Investor’s legal counsel and advisors will be delivered by the Investor to the Company not less than one (1) business day prior to the Closing.

Indemnification:	The definitive documents in connection with the transactions will contain usual and customary lender indemnification provisions for the benefit of Investor relating to losses, costs, damages or expenses relating to the transactions contemplated by this Term Sheet or any claim made by Hudson Bay or claims from third parties arising from any financing or advisory exclusivity, refusal rights, most favored nations or similar agreements or arrangements, or with respect to the SPA, the Senior DIP or the transactions contemplated thereby.

Equity Line of Credit, Financings:	Sorrento and the Oramed shall provide written consent to Company not less than one (1) Business Day after this term sheet is issued, providing that, notwithstanding any other agreement among the parties hereto (including, without limitation, any restrictions under the SPA), Company shall be permitted, from and after such date to incur any equity financing, including, without limitation, any advances under the Equity Lines of Credit, or any indebtedness financing that will constitute Permitted Debt under clauses (a) - (d) of the definition thereof, above (and, for the avoidance of doubt, subject to the applicable caps set forth herein on such Permitted Debt).

The Company shall provide the Investor a reasonable opportunity to review and provide reasonable comments to any documentation in respect of any Permitted Debt to be incurred or guaranteed prior to the Closing Date.

eCap ICA:	The Company will (i) reasonably cooperate with Oramed in connection with its negotiation of the eCap ICA and (ii) use its commercially reasonable efforts to assist Oramed in finalizing the eCap ICA so that it is entered into at the Closing.

Governing Law:	This Term Sheet and the definitive agreements to be executed by the parties at Signing (as described below) shall be governed by and construed in accordance with the laws of the State of New York without regard to any conflict of law’s provisions. The state and Federal courts residing in The Borough of Manhattan in New York City shall have exclusive jurisdiction in any action to enforce, interpret or construe any provision hereof. Each party hereby irrevocably waives any right it may have, and agrees not to request, a jury trial for the adjudication of any dispute hereunder or in connection with or arising out of this Term Sheet or any transaction contemplated hereby.

Miscellaneous:	This Term Sheet may be executed via electronic transmission and may be executed in separate counterparts, each of which shall be deemed to be an original and all of which together shall constitute a single instrument. In the event that any signature is delivered by an e-mail which contains a portable document format (.pdf) file of an executed signature page, or via DocuSign, Adobe Sign, or a similar electronic signature service, such signature page shall create a valid and binding obligation of the party executing (or on whose behalf such signature is executed) with the same force and effect as if such signature page were an original thereof. Execution and delivery of this Term Sheet by electronic signature is legal, valid and binding for all purposes.

[Signature Page Follows]

[Signature Page to Term Sheet]

SCILEX HOLDING COMPANY

By:	/s/ Stephen Ma
Name:	Stephen Ma
Title:	Chief Accounting Officer

ORAMED PHARMACEUTICALS, INC.

By:	/s/ Nadav Kidron & /s/ Josh Hexter
Name:	Nadav Kidron & Josh Hexter
Title:	Chief Executive Officer & Chief Operating Officer

SORRENTO THERAPEUTICS INC.

By:	/s/ Mohsin Y. Meghji
Name:	Mohsin Y. Meghji
Title:	Chief Restructuring Officer

Exhibit 99.3

FOR IMMEDIATE RELEASE September 13, 2023

Scilex Holding Company Enters into Non-Binding Term Sheets for the Purchase of all of the Scilex Common Shares, Preferred Shares, and Warrants Currently Owned by Sorrento Therapeutics, Inc. and is Declared the New Successful Bidder

PALO ALTO, CA. September 13, 2023 /Newswire/ — Scilex Holding Company (Nasdaq: SCLX, “Scilex” or “Company”), a majority-owned subsidiary of Sorrento Therapeutics, Inc. (OTC: SRNEQ, “Sorrento”), an innovative revenue-generating company focused on acquiring, developing and commercializing non-opioid pain management products for the treatment of acute and chronic pain, announced that on September 11, 2023, Scilex, Oramed Pharmaceuticals Inc. (Nasdaq: ORMP, “Oramed”) and Sorrento executed non-binding term sheets relating to, among other things, the Securities Transfer (as defined below) (the “Securities Transfer Term Sheet”) (which the official committee of unsecured creditors and the official committee of equity security holders in Sorrento’s bankruptcy cases have each signed as “Consenting Parties” thereto) and the Note (as defined below) (the “Note Term Sheet” and together with the Securities Transfer Term Sheet, the “Scilex Term Sheets”). After a hearing before the Bankruptcy Court in Sorrento’s bankruptcy cases on September 12, 2023, such court entered a final order approving the Scilex Term Sheets. The Scilex Term Sheets are subject to entry into definitive documentation relating thereto. The transactions contemplated by the Scilex Term Sheets are expected to close on or about September 19, 2023.

Pursuant to the Securities Transfer Term Sheet, the parties to the Securities Transfer Term Sheet agreed that the Company would be declared the new successful bidder and would acquire all of the shares of Scilex common stock owned by Sorrento (other than such shares held in abeyance by Sorrento on behalf of certain warrant holders of Sorrento), (ii) all of the shares of Scilex preferred stock owned by Sorrento, and (iii) all of the warrants for the purchase of shares of Scilex common stock owned by Sorrento (the “Transfer Warrants”)(collectively, the “Securities Transfer”) for aggregate consideration consisting of: (i) $110 million (comprised of cash payments of $10 million and assumption of certain indebtedness of Sorrento in the amount of $100 million) ; plus (ii) the assumption by the Company of certain legal fees and expenses in the amount of approximately $12.25 million; plus (iii) a credit bid of all amounts owed to the Company under the junior secured term loan facility provided by the Company to Sorrento.

The Note Term Sheet provides that, among other things, the Company will issue a senior secured note to Oramed in an amount equal to the unpaid principal and accrued and unpaid interest under Sorrento’s $100 million senior secured debtor in possession term loan facility with Oramed (as noted above, the original aggregate principal amount of such facility is $100 million), secured by a senior lien on substantially all of the Company’s assets, subject to certain exclusions as set forth in the Note Term Sheet (the “Note”).

Page | 1

“This transaction is a testament to our significant execution over the past few years as well as our board’s confidence in our multi-faceted strategy to continue to build long term value for our shareholders. Approximately four years ago, we successfully merged Semnur Pharmaceuticals and Scilex Pharmaceuticals into Scilex Holding Company. On November 10, 2022, we completed our business combination to become a public company and began trading on Nasdaq on November 11, 2022. Our achievements over these past years demonstrates the ability of our management team to execute on its goals. This transaction reinforces the confidence we have in our strategy and our commitment to deliver long-term value to our shareholders,” said Jaisim Shah, President and Chief Executive Officer of Scilex.

About Scilex Holding Company

Scilex Holding Company is an innovative revenue-generating company focused on acquiring, developing and commercializing non-opioid pain management products for the treatment of acute and chronic pain. Scilex is uncompromising in its focus to become the global pain management leader committed to social, environmental, economic, and ethical principles to responsibly develop pharmaceutical products to maximize quality of life. Results from the Phase III Pivotal Trial C.L.E.A.R. Program for SEMDEXATM, its novel, non-opioid product for the treatment of lumbosacral radicular pain (sciatica), were announced in March 2022. Scilex participated in the type C meeting for purposes of pre-NDA discussion with the FDA and is pending official minutes in writing from the FDA. Scilex targets indications with high unmet needs and large market opportunities with non-opioid therapies for the treatment of patients with moderate to severe pain. Scilex launched its first commercial product ZTlido® in October 2018, in-licensed a commercial product Gloperba® in June 2022, and launched its third FDA-approved product ElyxybTM in April 2023. It is also developing its late-stage pipeline, which includes a pivotal Phase 3 candidate, and one Phase 2 and one Phase 1 candidate. Its commercial product, ZTlido® (lidocaine topical system) 1.8%, or ZTlido®, is a prescription lidocaine topical product approved by the U.S. Food and Drug Administration for the relief of pain associated with post-herpetic neuralgia, which is a form of post-shingles nerve pain. Scilex in-licensed the exclusive right to commercialize Gloperba® (colchicine USP) oral solution, an FDA-approved prophylactic treatment for painful gout flares in adults, in the U.S. Scilex in-licensed the exclusive rights to commercialize ElyxybTM (celecoxib oral solution) in the U.S. and Canada, the only FDA-approved ready-to-use oral solution for the acute treatment of migraine, with or without aura, in adults. Scilex launched ElyxybTM in April 2023, and is planning to commercialize Gloperba® in the fourth quarter of 2023, and is well-positioned to market and distribute those products.    Scilex’s three product candidates are SP-102 (injectable dexamethasone sodium phosphate viscous gel product containing 10 mg dexamethasone), or SEMDEXA™, a Phase 3, novel, viscous gel formulation of a widely used corticosteroid for epidural injections to treat lumbosacral radicular pain, or sciatica, with FDA Fast Track status; SP-103 (lidocaine topical system) 5.4%, a Phase 2 study, triple-strength formulation of ZTlido®, for the treatment of acute low back pain, with FDA Fast Track status; and SP-104, 4.5 mg Delayed Burst Release Low Dose Naltrexone Hydrochloride (DBR-LDN) Capsule, for the treatment

Page | 2

of chronic pain, fibromyalgia that has completed multiple Phase 1 trial programs and is expected to initiate Phase 2 trials in 2023. For further information regarding the SP-102 Phase 3 efficacy trial, see NCT identifier NCT03372161 – Corticosteroid Lumbar Epidural Analgesia for Radiculopathy – Full Text View – ClinicalTrials.gov.

Scilex Holding Company is headquartered in Palo Alto, California.

Forward-Looking Statements

This press release and any statements made for and during any presentation or meeting concerning the matters discussed in this press release contain forward-looking statements related to Scilex and its subsidiaries under the safe harbor provisions of Section 21E of the Private Securities Litigation Reform Act of 1995 and are subject to risks and uncertainties that could cause actual results to differ materially from those projected. Forward-looking statements include statements regarding the consummation of the Securities Transfer and the other transactions contemplated by the Scilex Term Sheets, Scilex’s belief that it is well positioned to continue its growth over the next several years, Scilex’s long-term objectives and commercialization plans, Scilex’s potential to attract new capital, future opportunities for Scilex, Scilex’s future business strategies, the expected cash resources of Scilex and the expected uses thereof; Scilex’s current and prospective product candidates, planned clinical trials and preclinical activities and potential product approvals, as well as the potential for market acceptance of any approved products and the related market opportunity; statements regarding ZTlido®, Gloperba®, ELYXYBTM, SP-102 (SEMDEXA™), SP-103 or SP-104, if approved by the FDA; Scilex’s development and commercialization plans; and Scilex’s products, technologies and prospects.

Risks and uncertainties that could cause Scilex’s actual results to differ materially and adversely from those expressed in our forward-looking statements, include, but are not limited to: risks associated with the Company’s ability to execute definitive documents in respect of and to close the transactions contemplated by the Scilex Term Sheets, in a timely manner or at all, the failure to satisfy conditions to completion of the transactions contemplated by the Scilex Term Sheets, including receipt of required approvals, or the failure to close such transactions for any other reason; the occurrence of any event, change or other circumstances that could give rise to the termination of the transactions contemplated by the Scilex Term Sheets or the definitive documentation relating thereto; risks associated with the unpredictability of trading markets and whether a market will be established for Scilex’s common stock; general economic, political and business conditions; risks related to the ongoing COVID-19 pandemic; the risk that the potential product candidates that Scilex develops may not progress through clinical development or receive required regulatory approvals within expected timelines or at all; risks relating to uncertainty regarding the regulatory pathway for Scilex’s product candidates; the risk that Scilex will be unable to successfully market or gain market acceptance of its product candidates; the risk that Scilex’s product candidates may not be beneficial to patients or successfully commercialized; the risk that Scilex has overestimated the size of the target patient population, their willingness to try new therapies and the willingness of physicians to prescribe these therapies; risks that the results of the Phase 2 trial for SP-103 or Phase 1 trials for SP-104 may not be successful; risks that the prior results of the clinical trials of SP-102 (SEMDEXA™), SP-103 or SP-104 may not be replicated; regulatory and

Page | 3

intellectual property risks; and other risks and uncertainties indicated from time to time and other risks set forth in Scilex’s filings with the Securities and Exchange Commission. Investors are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this release, and Scilex undertakes no obligation to update any forward-looking statement in this press release except as may be required by law.

Contacts:

Investors and Media

Scilex Holding Company

960 San Antonio Road

Palo Alto, CA 94303

Office: (650) 516-4310

Email: investorrelations@scilexholding.com

Website: www.scilexholding.com

# # #

SEMDEXA™ (SP-102) is a trademark owned by Semnur Pharmaceuticals, Inc., a wholly-owned subsidiary of Scilex Holding Company. A proprietary name review by the FDA is planned.

ZTlido® is a registered trademark owned by Scilex Pharmaceuticals Inc., a wholly-owned subsidiary of Scilex Holding Company.

Gloperba® is the subject of an exclusive, transferable license to use the registered trademark by Scilex Holding Company.

ELYXYBTM is the subject of an exclusive, transferable license to use the trademark by Scilex Holding Company.

All other trademarks are the property of their respective owners.

© 2023 Scilex Holding Company All Rights Reserved.

Page | 4